Exhibit 10.16

April 7th, 2022

Dear Patrick,

I am pleased to confirm the offer of employment to you with Landos Biopharma (“Landos”) in the full-time position of Vice President, Controller. You are tentatively scheduled for a start date of May 3rd, 2022.

Base Salary

The initial annualized base salary for this position will be $300,000.00 which on a semi-monthly basis will be

$12,500.00 (less applicable taxes and withholdings). Your performance will be reviewed annually, and you should receive your first performance appraisal in January 2023. Salary increases will be based on the relationship of your salary to the market for similar positions and your individual performance, and will be provided at the sole discretion of Landos.

Bonus Eligibility

Upon acceptance of this offer you will be eligible to participate in the Landos annual cash bonus plan. Under this plan, your initial annual incentive target will be 30% of your annualized base salary for the calendar year, payable annually in the following year. Your actual incentive award will be based on your individual performance and the overall performance of Landos, and will be pro-rated during your first year of employment. The criteria and amount of the bonus will be determined on an annual basis at the sole discretion of Landos. You must be employed as of the pay-out date of any bonus to receive any bonus payment under the plan.

Stock Options

Subject to your acceptance of this offer and receipt of customary corporate approvals, we will be requesting an equity grant for you in the amount of 90,000 options via our Board of Directors. These and the other terms and conditions of the Options, including expiration date, vesting schedules, restrictions on transfer, and other provisions, will be set forth in the applicable Landos equity plan and/or a personalized stock option agreement between you and Landos, which will be executed and delivered to you to evidence the grant of the Options.

During the course of your employment, you may also be eligible to receive additional grants of stock options or other Landos equity securities under Landos’ equity plans in which employees participate, any such grants to be made at the sole discretion of Landos.

Benefits & Paid Time-Off

As an employee of Landos you also will be eligible to participate in all employee benefits programs offered to Landos employees (including medical, dental and 401K), provided you are eligible under, and subject to all provisions of, the applicable plan documents. Some of Landos benefit plans will require you to make elections and choose levels of coverage to meet your personal needs. Your medical and dental coverage under Landos plans become effective the first day of the calendar month following your start date of employment and are therefore expected to begin June 1st, 2022.

You are eligible to accrue 25 days of paid time-off per year which will accrue on a pro-rated monthly basis commencing on your start date. Paid time-off may be used in accordance with Landos regular policies.

All employee plans, programs, and policies, including all its compensation and benefit programs, are subject to change at any time, and the plan provisions in effect from time to time will govern all awards and benefits provided.

Miscellaneous

Landos expects that you will honor your contractual and other obligations not to disclose any confidential, proprietary, or trade secret information (such as formulas, marketing or development plans, intellectual property, or confidential information) you acquired while employed by your current or former employers. Furthermore, to the extent you have post-employment contractual obligations to another employer, by signing this letter you certify to Landos that you are able to be employed by Landos and will be able to fully perform the duties and responsibilities of your position with Landos without violating any obligations to any former employer. Upon your start of employment with Landos, you will also be required to sign a customary non- disclosure and invention assignment agreement with respect to any confidential information of Landos you may acquire during the course of your employment with Landos.

Notwithstanding anything in this letter to the contrary, this letter is not intended to be, and should not be construed as, a contract of employment for any specific period of time. Employment at Landos is at-will, which means that either you or Landos may terminate your employment at any time. Landos also reserves the right to change the terms and conditions of your employment at any time. Provided, however, that within 45 days of your start date you and Landos will negotiate in good faith an employment agreement that will include customary market-based terms including for cause and without cause provisions.

Employment with Landos is contingent on a successful background check that will be conducted upon acceptance of this offer.

If this letter correctly sets forth the terms under which you will be employed by Landos, please acknowledge electronically with your signature below within two business days. After that date, this offer of employment will expire. Additional details regarding your first day will be provided upon your acceptance of this offer. This offer is also contingent upon the proof of your eligibility to work for Landos in the United States.

We are excited about your joining Landos Biopharma, Inc., and welcome you warmly. Should you have any questions, please let me know.

Sincerely,

/s/ Tim M. Mayleben

Tim M. Mayleben

President and Chief Executive Officer

Accepted By: /s/ Patrick Truesdell

Patrick Truesdell

Date: 4/7/2022